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                                                                   Exhibit 7.6
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                               EARN-OUT AGREEMENT

                  EARN-OUT AGREEMENT, dated as of March 17th, 1998 (this "Earn-Out Agreement"), by and among Wang Laboratories, Inc., a Delaware corporation ("Wang"), and Ing. C. Olivetti & C. S.p.A., an Italian corporation ("Olivetti").

                  This Earn-Out Agreement is being entered into simultaneously with the consummation of the transactions contemplated by the Stock Purchase Agreement, dated as of February 28, 1998 (the "Agreement"), by and among Wang, Wang Nederland BV, Olivetti, Olivetti Sistemas e Servicios Limitada and Olivetti do Brasil S.A., as an inducement for Olivetti to consummate such transactions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. This Earn-Out Agreement is a Related Agreement and an Indemnified Related Agreement with the meaning of the Agreement.

                  NOW, THEREFORE, in consideration of the foregoing, the respective representations, warranties, covenants and agreements set forth in the Agreement and herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                    EARN-OUTS

                           1.1 Wang EBITDA Earn-Out. Not later than March 31,
2000, Wang shall deliver to Olivetti a report (the "Wang EBITDA Report") reflecting the amount of consolidated earnings, before interest, taxes, depreciation, amortization and restructuring charges, of Wang and its subsidiaries for the period from January 1, 1998 through December 31, 1999 (the "WANG EBITDA Measuring Period"), as adjusted (the "Wang EBITDA Adjustment") in accordance with Section 1.5 to exclude the effects of any acquisitions or divestitures made by Wang (other than the transactions contemplated by the Agreement) during the Wang EBITDA Measuring Period (the "Wang EBITDA Amount"). If the Wang EBITDA Amount exceeds U.S. $550,000,000, not later than ten Business Days after
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         delivery of the Wang EBITDA Report, Wang shall pay Olivetti an amount, in U.S. dollars in immediately available funds, equal to the lesser of
         (i) the sum of (aa) 25% of the first U.S. $40,000,000 of the amount by which the Wang EBITDA Amount exceeds U.S. $550,000,000 (or if the Wang EBITDA Amount exceeds U.S. $550,000,000 by less than U.S. $40,000,000, 25% of such excess) and (bb) 50% of the amount, if any, by which the Wang EBITDA Amount exceeds U.S. $590,000,000 or (ii) U.S. $28,000,000. If Wang merges or consolidates with another corporation during the WANG EBITDA Measuring Period, the entity surviving such merger or consolidation shall prepare the Wang EBITDA Report on pro forma basis as if such merger or consolidation had not occurred.

                           1.2 Olsy EBIT Earn-Out. Not later than March 31,
2000, Wang shall deliver to Olivetti a report (the "Olsy EBIT Report") reflecting the amount of consolidated earnings, before interest, taxes and restructuring charges and including dividends from Noncontrolled Subsidiaries, of the "commercial" operations of Olsy and the Controlled Subsidiaries in Italy for the period from January 1, 1998 through December 31, 1999 (the "Olsy EBIT Measuring Period"), as adjusted (the "Olsy EBIT Adjustment") in accordance with
Section 1.5 to exclude the effects of (i) any acquisition or divestiture made by Olsy or a Controlled Subsidiary during the Olsy EBIT Measuring Period or (ii) the transfer of any costs that were Olsy headquarters costs as of December 31, 1997 to the "commercial" operations of Olsy and the Controlled Subsidiaries in Italy during the Olsy EBIT Measuring Period (the "Olsy EBIT Amount"). If the Olsy EBIT Amount exceeds 185,000,000,000 Italian lira, not later than ten Business Days after delivery of the Olsy EBIT Report, Wang shall pay Olivetti an amount, in Italian lira in immediately available funds, equal to the lesser of
(i) 50% of the amount of such excess or (ii) 25,000,000,000 Italian lira. For purposes of the Olsy EBIT Report "commercial" operations of Olsy and the Controlled Subsidiaries in Italy shall include all of Wang's commercial operations in Italy during the Olsy EBIT Measuring Period.

                           1.3 Olsy Revenue Earn-Out. Not later than March 31,
2000, Wang shall deliver to Olivetti a report (the "Olsy Revenue Report") reflecting the amount of consolidated revenue (excluding standard product revenue) of the "commercial" operations of Olsy and the Controlled Subsidiaries in Italy for the period from January 1, 1998 through December 31, 1999 (the "Olsy Revenue Measuring Period"), as adjusted (the "Olsy Revenue Adjustment") in accordance with Section 1.5 to
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exclude the effects of any acquisition or divestiture made by Olsy or a
Controlled Subsidiary during the Olsy Revenue Measuring Period (the "Olsy Revenue Amount"). If the Olsy Revenue Amount exceeds 2,060,000,000,000 Italian lira, not later than 10 Business Days after delivery of the Olsy Revenue Report, Wang shall pay Olivetti an amount, in Italian lira in immediately available funds, equal to the lesser of (i) 20% of the amount of such excess or (ii) 25,000,000,000 Italian lira. For purposes of the Olsy Revenue Report "commercial" operations of Olsy and the Controlled Subsidiaries in Italy shall include all of Wang's commercial operations in Italy during the Olsy Revenue Measuring Period.

                           1.4 Interim Reports. Not later than March 31, 1999,
Wang shall deliver to Olivetti, for informational purposes only, interim reports on the Wang EBITDA Amount, the Olsy EBIT Amount and the Olsy Revenue Amount for the period from January 1, 1998 through December 31, 1998.

                           1.5 Approval of Adjustments. The Wang EBITDA
Adjustment, Olsy EBIT Adjustment and Olsy Revenue Adjustment, in each case, if any, must be approved by the Board of Directors of Wang (the "Board"). Not later than 10 Business Days prior to submission of any proposed Wang EBITDA Adjustment, Olsy EBIT Adjustment or Olsy Revenue Adjustment to the audit and finance committee of the Board (or any other committee of the Board charged with reviewing any such proposal prior to submission thereof to the Board), Wang shall review with Olivetti the proposal to be submitted to such committee. If Olivetti disagrees with any such proposal and Wang and Olivetti are not able to resolve such disagreement prior to the submission of such proposal to the Board, Olivetti shall be entitled to, and afforded the opportunity to, explain its disagreement therewith to the Board before the Board acts thereon.

                           1.6 Financial Statements. The Wang EBITDA Amount
shall be derived from the applicable financial statements of Wang and its subsidiaries for the applicable periods, which shall be prepared in accordance with U.S. GAAP applied on a consistent basis, and the books and records relating thereto. The Olsy EBIT Amount and the Olsy Revenue Amount shall be derived from the Italian statutory reports prepared by Wang for the "commercial" operations of Olsy and the Controlled Subsidiaries in Italy for the applicable periods and the books and records relating thereto.
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                                   ARTICLE II

                               GENERAL PROVISIONS

                           2.1 Amendment and Modification. This Earn-Out
Agreement may be amended, modified and supplemented only by written agreement of Wang and Olivetti.

                           2.2 Waiver of Compliance. Except as otherwise
provided in this Earn-Out Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Earn-Out Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the notice provisions set forth in Section 2.3 and the requirements for a waiver of compliance as set forth in this Section 2.2.

                           2.3 Notices. All notices and other communications
hereunder shall be in writing and shall be sent by hand delivery or overnight courier, in each case receipt acknowledged, or registered or certified mail, in each case with postage prepaid and return receipt requested, to the respective parties at the following addresses:

                  If to Wang, to:

                    Wang Laboratories, Inc.
                    600 Technology Park
                    Billerica, MA  01821
                    United States
                    Attention: Albert A. Notini, Senior
                               Vice President, General
                               Counsel and Secretary

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    One Beacon Street
                    Boston, MA  02108
                    Attention:  David T. Brewster, Esq.

                    and
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                    Gianni, Origoni & Partners
                    20121 Milano
                    Piazza Belgioioso, 2
                    Italy
                    Attention:  Avv. Mario Amoroso

                  If to Olivetti, to:

                    Ing. C. Olivetti & C. S.p.A.
                    Via Jervis, 77
                    10015 Ivrea
                    Italy
                    Attention:  Managing Director

                    with a copy to:

                    Erede E Associati
                    Via Serbelloni, 12
                    20122 Milano
                    Italy
                    Attention:  Avv. Umberto Nicodano

                    and

                    Rogers & Wells
                    40 Basinghall Street
                    London EC2V 5DE
                    England
                    Attention:  Michael S. Immordino, Esq.

Any party may change its address for receiving notice by written notice given to the other parties. All notices and other communications hereunder shall be deemed to have been duly given as of the earlier of (a) the date received at the address and in the manner provided above or (b) the date receipt is acknowledged.

                           2.4 Assignment. This Earn-Out Agreement and all of
the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Earn-Out Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law.

                           2.5 Governing Law. This Earn-Out Agreement shall be
governed by the laws of the State of New York (without giving effect to the principles of conflicts of law thereof except for General Obligations Law
Section 5-1401) as to all matters, including but not limited to, matters of validity, construction, effect,
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performance and remedies. The invalidity or unenforceability of any provision of this Earn-Out Agreement shall not affect the validity or enforceability of any other provision.

                           2.6 Counterparts. This Earn-Out Agreement may be
executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                           2.7 Dispute Resolution. Any dispute between Wang and
Olivetti arising out of this Earn-Out Agreement shall be resolved in accordance with Section 12.12 of the Agreement.
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                  IN WITNESS WHEREOF, the parties hereto have caused this
Earn-Out Agreement to be duly executed as of the day and year first above written.


                                   WANG LABORATORIES, INC.


                                   By: /s/  David Goulden
                                      -------------------
                                      Name: David Goulden
                                      Title:Senior Vice President



                                   ING. C. OLIVETTI & C. S.P.A.


                                   By: /s/ Marino Bonamico
                                      --------------------
                                      Name: Marino Bonamico
                                      Title:Attorney-in-fact